Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Adicet Bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Inducement Non-Qualified Stock Option Agreement Common Stock, $0.0001 par value per share	Other (2)	136,000 shares (3)	$2.4150 (2)	$328,440.00 (2)	0.00011020	$36.1941
Total Offering Amounts					$328,440.00		$36.1941
Total Fee Offsets							―
Net Fee Due							$36.1941

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of shares of the Registrant’s common stock, par value $0.0001 per shares (the “Common Stock”), which may become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based on the average of the high and low prices reported for the Common Stock on the Nasdaq Global Market on August 4, 2023.
(3)
Represents shares of the Registrant’s Common Stock issuable upon the exercise of non-statutory stock options granted to Nancy Boman, M.D., Ph.D. pursuant to the Inducement Non-Qualified Stock Option Agreement as an inducement material to entry into employment with the Registrant under Nasdaq Listing Rule 5635(c)(4).